UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2013

Vermillion, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34810

Delaware	33-059-5156
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

12117 Bee Caves Road, Building Three, Suite 100, Austin, TX 78738

(Address of principal executive offices, including zip code)

512.519.0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2013, Vermillion, Inc. (the “Company”) issued a press release announcing the appointment of Thomas McLain as its President and Chief Executive Officer, effective as of March 18, 2013. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. McLain, age 55, most recently served as Chief Executive Officer and Chief Financial Officer of Claro Scientific, LLC, an early-stage diagnostic company. Before Claro, from 1998 to 2007 he held various senior management positions at Nabi Biopharmaceuticals (now Biota Pharmaceuticals, Inc.), a biotechnology company addressing immune system conditions. Prior to Nabi, McLain held several senior management positions of increasing responsibility over 10 years at Bausch & Lomb Incorporated, a global eye care company. McLain also previously served Eastman Chemical Company as a member of its board of directors, the audit and finance committees, and as chairman of the health, safety, environment and security committee. McLain previously served as a member of the board of the biotechnology industry association (BIO), as well as several community and business development boards. Earlier in his career, McLain served as Audit Manager at Ernst & Young, LLP. He holds an MBA in Accounting and Information Systems from the University of Rochester, Simon Graduate School of Business and a BA in economics from the College of the Holy Cross.

There are no family relationships between Mr. McLain and any of the Company’s other directors or executive officers.

Pursuant to the terms of an employment agreement (the “Employment Agreement”) between the Company and Mr. McLain, effective as of March 18, 2013 (the “Effective Date”), the Company will pay Mr. McLain an annual base salary of at least $350,000. In addition, Mr. McLain will be eligible for a bonus of up to fifty percent (50%) of his base salary (prorated for partial years) for achievement of reasonable Company and individual performance-related goals to be defined by the Company’s Board of Directors. In addition, Mr. McLain is eligible to receive a one-time milestone incentive bonus of $50,000 that will be paid within thirty (30) days after the successful completion of a fund raising event of a minimum net to Vermillion of $4 million. In the event Mr. McLain is terminated “without cause” or “for good reason”, as those terms are defined in the Employment Agreement, at any time following the date which is six (6) months following the Effective Date, he is entitled to receive continued payment of his base salary as then in effect, as well as continued health and dental benefits, for a period of twelve months following the date of termination. In addition, pursuant to the Employment Agreement, in the event Mr. McLain is terminated “without cause” or “for good reason” within twelve (12) months following a “change of control”, as those terms are defined in the Employment Agreement, one-hundred percent (100%) of any then-unvested shares under Company stock options then held by Mr. McLain will vest upon the date of such termination.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Mr. McLain succeeds Bruce Huebner, the company’s interim president and chief executive officer. Mr. Huebner will cease serving as the interim president and chief executive officer as of the Effective Date. Mr. Huebner is expected to remain a director of the company and assist in the transition.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit No.	Description.

	10.1	Employment Agreement between Vermillion, Inc. and Thomas McLain effective March 18, 2013

	99.1	Press Release dated March 13, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vermillion, Inc.

Date: March 13, 2013	By:	/s/ Eric J. Schoen
Eric J. Schoen
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Vermillion, Inc. and Thomas McLain effective March 18, 2013

99.1	Press Release dated March 13, 2013